Exhibit 10.1

Tax Benefit Preservation Plan Exemption Agreement

This Tax Benefit Preservation Plan Exemption Agreement (“Agreement”) is made and entered into on and as of November 15, 2017 (“Effective Date”), by and between AutoWeb, Inc., a Delaware corporation (“Company”), and the undersigned direct or beneficial holders of Common Stock (as hereinafter defined) of the Company (“Stockholders”).

Background Facts

Effective as of May 26, 2010, the Company has adopted a Tax Benefit Preservation Plan, which plan was amended by Amendment No. 1 to Tax Benefit Preservation Plan dated as of April 14, 2014 and by Amendment No. 2 to Tax Benefit Preservation Plan dated April 13, 2017 (collectively the “Plan”). The Board of Directors of the Company (“Board”) adopted the Plan to protect stockholder value by preserving important tax assets. The Company has generated substantial net operating loss carryovers and other tax attributes for United States federal income tax purposes (“Tax Benefits”) that can generally be used to offset future taxable income and therefore reduce federal income tax obligations. However, the Company’s ability to use the Tax Benefits will be adversely affected if there is an “ownership change” of the Company as defined under Section 382 of the Internal Revenue Code (“Section 382”). In general, an ownership change will occur if the Company’s “5% shareholders” (as defined under Section 382) collectively increase their ownership in the Company by more than 50% over a rolling three-year period. The Plan was adopted to reduce the likelihood that the Company’s use of its Tax Benefits could be substantially limited under Section 382. The Plan is intended to deter any “Person” (as defined in the Plan) from becoming an “Acquiring Person” (as defined in the Plan) and thereby jeopardizing the Company’s Tax Benefits. In general, an Acquiring Person is any Person, itself or together with all “Affiliates” (as defined in the Plan) of such Person, that becomes the “Beneficial Owner” (as defined in the Plan) of 4.90% or more of the Company’s outstanding “Common Stock” (as defined in the Plan). Under the Plan, the Board may, in its sole discretion, exempt any person from being deemed an Acquiring Person for purposes of the Plan if the Board determines that such person’s ownership of Common Stock will not be likely to directly or indirectly limit the availability of the Company’s Tax Benefits or is otherwise in the best interests of the Company.  The Board shall not have any obligation, implied or otherwise, to grant such an exemption.

Piton Capital Partners LLC, a Delaware limited liability company (“Piton”), is a Stockholder and has informed the Company that as of the Effective Date, Piton, together with all of its Affiliates and Associates, Beneficially Owns 625,000 shares of Common Stock (the “Current Holdings”). As of the Effective Date, the Current Holdings are as set forth on Exhibit A attached hereto and incorporated herein by reference (“Beneficial Ownership Schedule”).

Piton has informed the Company that if permitted to do so under the Plan, Piton would be interested in acquiring additional shares of Common Stock in excess of the Current Holdings. By letter dated September 27, 2017, a copy of which is attached hereto as Exhibit C and incorporated herein by reference, (“Exemption Request Letter”), Piton requested that the Board consider whether the Board would exercise its discretionary authority under the Plan to deem Piton and its Affiliates not to be an Acquiring Person by reason of the acquisition of Beneficial Ownership of additional shares of Common Stock because the acquisition of Beneficial Ownership of shares of additional shares Common Stock by Piton and its Affiliates will not be likely to directly or indirectly limit the availability to the Company of the Tax Benefits or otherwise is in the best interests of the Company (i.e., grant Piton a Plan Exemption).

The Board has considered Piton’s request and is prepared to grant a Plan Exemption pursuant to this Agreement to acquire shares of Common Stock in excess of the Current Holdings provided that the aggregate shares of Common Stock Beneficially Owned by Piton, any other Stockholders that may become a party to this Agreement in accordance with the terms hereof and their respective Affiliates and Associates does not collectively exceed 7.5% of the Company’s outstanding shares of Common Stock at the time of the acquisition of Beneficial Ownership of the additional shares of Common Stock, subject to and in reliance upon Piton and any other such Stockholders entering into and remaining in compliance with the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1.     Definitions.

1.1         For purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1.

1.1.1     “Associate” shall be as defined in the Plan.

1.1.2     “Beneficial Ownership” shall be as determined pursuant to the Plan.

1.1.3     “Beneficially Own” shall be as defined in the Plan.

1.1.4     “Company Acquisition Transaction” means (i) the commencement (within the meaning of Rule 14d-2 of the General Rules and Regulations under the Exchange Act) of a tender or exchange offer by a third party for at least 4.9% of the then outstanding capital stock of the Company or any direct or indirect Subsidiary of the Company, (ii) the commencement by a third party of a proxy solicitation with respect to the election of any directors of the Company or with respect to any transaction under clauses (iii) or (iv) of this Section 1.1.3, (iii) any sale, license, lease, exchange, transfer, disposition or acquisition of any portion of the business or assets of the Company or any direct or indirect Subsidiary of the Company (other than in the ordinary course of business), or (iv) any merger, consolidation, business combination, share exchange, reorganization, recapitalization, restructuring, liquidation, dissolution or similar transaction or series of related transactions involving the Company or any direct or indirect Subsidiary of the Company.

1.1.5     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.1.6     “Excess Shares” shall mean that portion of the Shares which equals or exceeds 4.90% of the shares of Common Stock then outstanding. For example, if the Shares constitute 7.5% of the shares of Common Stock outstanding, then the Excess Shares at that time shall constitute 2.60% (i.e., 7.5% minus 4.90%) of the shares of Common Stock outstanding.

1.1.7     “Group” shall have the meaning set forth in Section 13(d)(3) of the Exchange Act and Rule 13d-5 of the General Rules and Regulations under the Exchange Act.

1.1.8     “Person” shall be as defined in the Plan.

1.1.9     “Plan Exemption” shall mean a grant by the Board contemplated by Section 30 of the Plan to a Requesting Person (as defined in the Plan) of authority to engage in an Exempt Transaction (as defined in the Plan).

1.1.10    “Section 382 5% Shareholder” means a “5-percent shareholder” as defined under Section 382 and the rules and regulations thereunder.

1.1.11     “SEC” means the Securities and Exchange Commission.

1.1.12    “Shares” means all issued and outstanding shares of Common Stock that Piton, any other Stockholder and any of their respective Affiliates or Associates are collectively deemed to Beneficially Own from time to time. In the event of any change in the number of issued and outstanding shares of Common Stock (including by reason of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into shares of Common Stock), combination, reorganization, recapitalization or other like change, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company), the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares of capital stock into which or for which any or all of the Shares may be changed or exchanged.

1.1.13    “Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

2.    Voting of Excess Shares.

2.1         Agreement to Vote Excess Shares.

2.1.1     Piton and each other Stockholder hereby covenants and agrees, jointly and severally, that during the period commencing on the date hereof and continuing until this Agreement terminates pursuant to Section 6, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, and in any action by written consent of the stockholders of the Company, Piton and the other Stockholders shall (i) appear at the meeting or otherwise cause any and all Excess Shares to be counted as present thereat for purposes of establishing a quorum, and (ii) vote (or cause to be voted) any and all Excess Shares in accordance with the recommendations of, or instructions provided by, the Board. Piton and each other Stockholder hereby further agrees not to enter into any proxy, agreement or understanding with any person or entity the effect of which would be materially inconsistent with or violative of any provision contained in this Section 2.1.

2.1.2     The parties acknowledge that Piton or any other Stockholder may grant a proxy or enter into an agreement or understanding with another Stockholder for the purposes of voting Shares as long as (i) the Shares that are the subject of any such proxy, agreement or understanding are voted in compliance with the provisions of this Section 2.1 and 2.2; (ii) any such proxy, agreement or understanding will not have the effect of superseding or revoking the Proxy granted by Piton and the other Stockholders under Section 2.2 and shall be subject and subordinate to the exercise of such Proxy pursuant to Section 2.2; and (iii) the granting of such proxy or entering into such an agreement or understanding would not result in any Stockholder other than Piton being a Section 382 5% Shareholder of the Company (it being acknowledged and agreed that any ability of Piton’s trading manager, Kokino LLC, and employees of Kokino LLC to vote Shares owned by Piton is not subject to this Section 2.1.2).

2.2     Proxy. Concurrently with the execution of this Agreement, Piton and each other Stockholder has delivered to the Company a proxy in the form attached hereto as Exhibit B (“Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Excess Shares, subject to the other terms of this Agreement. The Proxyholders (as defined in the Proxy) shall be entitled to exercise the rights granted to them in the Proxy in order to vote the Excess Shares in the event and to the extent that Piton or any of the other Stockholders fail to vote the Excess Shares in accordance with Section 2.1. Piton and each other Stockholder represents, covenants and agrees that, except for (i) the Proxy granted pursuant to the foregoing provisions of this Section 2.2; (ii) any proxy granted by Piton or any other Stockholder to another Stockholder in compliance with Section 2.1.2; (iii) any proxy or other voting agreement or understanding granted or entered into by Piton or any other Stockholder to or with the Company’s Board, the Company or any officer thereof; (iv) any proxy or other voting agreement or understanding granted or entered into by Piton or any other Stockholder with the approval of the Board; or (v) as contemplated by this Agreement: (1) neither Piton nor any other Stockholder shall, during the period commencing on the date hereof and continuing until this Agreement terminates pursuant to Section 6, grant any proxy or power of attorney, or deposit any Shares into a voting trust or enter into a voting agreement or other voting arrangement, with respect to the voting of the Shares (each a “Voting Proxy”), and (2) neither Piton nor any other Stockholder has granted, entered into or otherwise created any Voting Proxy which is currently (or which will hereafter become) effective, and if any Voting Proxy has been created, such Voting Proxy is hereby revoked (it being acknowledged and agreed that any ability of Piton’s trading manager, Kokino LLC, and employees of Kokino LLC to vote Shares owned by Piton is not a Voting Proxy).

3.     Standstill.

3.1     Standstill Provisions. Unless and until this Agreement is terminated pursuant to Section 6, neither Piton nor any other Stockholder will, in any manner, directly or indirectly (except (i) pursuant to a negotiated transaction approved by the Board; or (ii) as may otherwise be approved by the Board), and Piton and the other Stockholders will cause their respective Affiliates and Associates, to not:

(a)           make, effect, initiate, cause or participate in (i) any acquisition of Beneficial Ownership of any securities of the Company or any securities of any Subsidiary or other Affiliate or Associate of the Company (except such transfers between Stockholders in compliance with Section 3.2), (ii) any Company Acquisition Transaction, or (iii) any “solicitation” of “proxies” (as those terms are defined in Rule 14a-1 of the General Rules and Regulations under the Exchange Act) or consents with respect to any securities of the Company; provided, the parties acknowledge that (1) neither Piton nor any other Stockholder shall be deemed to make, effect, initiate, cause or participate in any acquisition of Beneficial Ownership under clause (i) of this Subsection 3.1(a) solely by reason of engaging in any event permitted by Section 3.3; (2) neither Piton nor any other Stockholder shall be deemed to make, effect, initiate, cause or participate in any Company Acquisition Transaction under clause (ii) of this Subsection 3.1(a) or any solicitation of proxies under clause (iii) of this Subsection 3.1(a) solely by reason of Piton or another Stockholder voting its Shares in compliance with Section 2.1.1; and (3) neither Piton nor any other Stockholder shall be deemed to make, effect, initiate, cause or participate in any solicitation of proxies under clause (iii) of this Subsection 3.1(a) solely by reason of any solicitation of a proxy, agreement or understanding from Piton or another Stockholder regarding the voting of the Shares in compliance with Sections 2.1.1 and 2.1.2;

(b)          nominate or seek to nominate any person to the Board or otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company;

(c)          take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in subsection (a) of this Section 3.1;

(d)          request or propose that the Company (or its directors, officers, employees or agents), directly or indirectly, amend or waive any provision of this Section 3.1, including this subsection 3.1(d);

(e)          agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in subsections (a), (b), (c) or (d) of this Section 3.1;

(f)          assist, induce or encourage any other Person to take any action referred to in subsections (a), (b), (c) or (d) of this Section 3.1; or

(g)          enter into any discussions or arrangements with any third party with respect to the taking of any action referred to in subsections (a), (b), (c) or (d) of this Section 3.1.

Notwithstanding the foregoing provisions of this Section 3.1, Piton, the other Stockholders and their respective Affiliates and Associates may from time to time in one or more transactions acquire Beneficial Ownership of additional shares of Common Stock (“Additional Shares”), provided that (i) the collective Beneficial Ownership of Piton, the Stockholders, and their respective Affiliates and Associates does not exceed 7.5% of the outstanding shares of Common Stock at the time of the acquisition of Beneficial Ownership of Additional Shares; (ii) Piton and the Stockholders are in compliance with all of the provisions of this Agreement as of the acquisition date of any Additional Shares; (iii) the representations and warranties of Piton and the other Stockholders in this Agreement shall be true, accurate and complete as if made as of the date of any such acquisition of Additional Shares (provided, there shall be no requirement to provide the Company with an updated Beneficial Ownership Schedule to this Agreement on account of any acquisition of Additional Shares by Piton); and (iv) the acquisition of Additional Shares would not result in any Person who is not Piton, other Stockholders (if any), or their respective Affiliates and Associates, individually or collectively, constituting a Section 382 5% Shareholder. Piton, the other Stockholders and their respective Affiliates and Associates shall not be required to divest Shares, and the Plan Exemption shall not be modified or rescinded, solely as the result of any change in the number of issued and outstanding shares of Common Stock (including by reason of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into shares of Common Stock)), even if such change causes Piton, the other Stockholders and their respective Affiliates and Associates to Beneficially Own more than 7.5% of the outstanding shares of Common Stock (either individually or in the aggregate).

3.2     Section 382 Compliance. Unless and until this Agreement is terminated pursuant to Section 6, no direct or indirect transfers of shares of Common Stock between and among Piton or the other Stockholders shall be permitted if, as a result of any such transfer, any Stockholder (other than Piton) shall become the Beneficial Owner of Shares in an amount that would result in such Stockholder being a Section 382 5% Shareholder of the Company.

3.3     Transfers of Common Stock. Unless and until this Agreement is terminated pursuant to Section 6, neither Piton nor any other Stockholder will sell or otherwise transfer any Beneficial Ownership in any shares of Common Stock to any Person not a party to this Agreement except:

(a)          in open market transactions on The Nasdaq Capital Market or on such principal stock exchange as the Common Stock is then listed for trading; or if the Common Stock is not listed on any stock exchange at the time, then in transactions effected through trading on an inter-dealer quotation system if the Common Stock is then quoted on such a system, and if not, then through trading on over-the-counter bulletin boards or “pink sheets;” or

(b)          in private transactions and only if any such private transaction is not to any Person or Group that Piton or the transferring Stockholder reasonably believes after due inquiry Beneficially Owns or as a result of such transaction would Beneficially Own 4.9% or more of the Company’s then outstanding Common Stock.

3.4     Grant of Plan Exemption. Subject to and in reliance upon the representations, warranties and obligations of the Stockholder under this Agreement and in accordance with the terms and conditions of this Agreement, the Board has granted the Stockholders a Plan Exemption. As long as the Stockholders remain in full compliance with this Agreement, the Company shall maintain the Plan Exemption in effect.

3.5     Section 13 Filings. In the event that Piton or any other Stockholder files any schedule, form or report under Section 13 of the Exchange Act with the SEC indicating that it is the beneficial owner (as the term “beneficial ownership” is defined by Rule 13d-3 promulgated under the Exchange Act) of more than five percent of the outstanding Common Stock, Piton and the other Stockholders agree to cooperate with the Company upon the Company’s reasonable request for information from Piton, the Stockholders and their respective Affiliates and Associates regarding the beneficial ownership structure and interest percentage in Common Stock held by Piton, the Stockholders and any of their respective Affiliates and Associates.

4.    Representations and Warranties of Piton and the Other Stockholders. Piton and each other Stockholder hereby makes the following representations and warranties, severally and not jointly (except in the case of Sections 4.4, 4.5, 4.6, 4.7 and 4.8, which representations and warranties are made jointly and severally by Piton and all of the other Stockholders):

4.1     Authority; Validity. Piton and each other Stockholder has all requisite capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Piton and the other Stockholders and the consummation by Piton and the other Stockholders of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Piton and the other Stockholders. This Agreement has been duly executed and delivered by Piton and the other Stockholders. If this Agreement is being executed in a representative or fiduciary capacity with respect to Piton or any other Stockholder, the person signing this Agreement has full power and authority to enter into and perform this Agreement.

4.2     Non-Contravention.  The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, contravene, conflict with, or result in any violation of, breach of, or default by (with or without notice or lapse of time, or both) the Stockholder under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any encumbrance upon any of the properties or assets of Piton or of any other Stockholder under, any provision of (i) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Piton or any other Stockholder or to which Piton or any other Stockholder is a party, or (ii) any judgment, order, decree, statute, law, ordinance, injunction, rule or regulation applicable to Piton or any other Stockholder or any of Piton’s or any other Stockholder’s properties or assets, other than any such conflicts, violations, defaults, rights, or encumbrances that, individually or in the aggregate, would not impair the ability of Piton or any other Stockholder to perform Piton’s or each Stockholder’s obligations hereunder or prevent, limit or restrict in any respect the consummation of any of the transactions contemplated hereby.

4.3     Litigation.  As of the date hereof, there is no action pending, or to the knowledge of Piton and of each Stockholder, threatened with respect to Piton’s or a Stockholder’s ownership of Shares, nor is there any judgment, decree, injunction or order of any applicable governmental entity or arbitrator outstanding which would prevent the carrying out by Piton and the other Stockholders of their respective obligations under this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

4.4     Beneficial Ownership. As of the Effective Date, the number of shares of Common Stock set forth on the Beneficial Ownership Schedule are the only shares of Common Stock Beneficially Owned by Piton, the other Stockholders and their respective Affiliates and Associates. On and as of the Effective Date, the Shares are free and clear of any encumbrances that, individually or in the aggregate, would impair the ability of Piton or the other Stockholders to perform their respective obligations under this Agreement or prevent, limit or restrict in any respect the consummation of any of the transactions contemplated hereby. No one Stockholder (other than Piton) Beneficially Owns 4.9% or more of the outstanding Common Stock of the Company for purposes of Section 382 as of the Effective Date.

4.5     Acquisition of Shares. Piton and the other Stockholders collectively represent that the Shares were not acquired for the purpose or with the intention of causing Piton or any other Stockholder (whether collectively or individually) to become an Acquiring Person.

4.6     Reliance. Piton and the other Stockholders acknowledge that the Company is relying on the representations and covenants contained herein for purposes of granting the Plan Exemption set forth in this Agreement.

4.7     No Influence or Control. As of the Effective Date, and at all times while this Agreement is in effect, Piton and the other Stockholders collectively represent that Piton and the other Stockholders (together with their respective Affiliates and Associates): (i) have acquired the Shares set forth on the Beneficial Ownership Schedule in the ordinary course of their respective businesses, (ii) have not acquired the Shares with the purpose or the effect of changing or influencing the control of the Company, and (iii) have not acquired the Shares in connection with or as a participant in any transaction having such purpose or effect. As of the Effective Date, Piton and the other Stockholders collectively represent that Piton and the other Stockholders (together with their respective Affiliates and Associates) do not have any knowledge that any third party is currently engaged in undertaking, or has any intention or plan to undertake, a Company Acquisition Transaction. To the extent this Agreement permits any additional acquisition of shares of Common Stock by Piton or any other Stockholder, Piton and the other Stockholders further collectively represent that if they (or any of them individually) acquire any additional Shares on the Effective Date or at any time following the Effective Date until this Agreement terminates pursuant to Section 6, such acquisition of Shares (1) will not be made with the purpose or the effect of changing or influencing the control of the Company, and (2) will not be made in connection with (and neither Piton nor any other Stockholders will be a participant in) any transaction having such purpose or effect. Notwithstanding anything to the contrary in this Agreement, Piton, the other Stockholders and their respective Affiliates and Associates may vote Shares which are not Excess Shares and nothing herein shall be deemed to limit or impact such voting discretion.

4.8     Family Office. The principal business of Piton is to act as a pooled investment vehicle for various “family clients” (as defined in SEC Rule 202(a)(11)(G)-1 (“Family Office Rule”)) (“Family Clients”) of Kokino LLC (“Kokino”), which is a single “family office” (as defined in the Family Office Rule) (“Family Office”) that provides investment management services solely to an individual disclosed by Piton to Company as of the Effective Date, such individual’s family members (as defined in the Family Office Rule) and other Family Clients of Kokino, including Piton with respect to the shares of Company Common Stock Beneficially Owned by Piton (such disclosed individual, such individual’s family members and such other Family Clients of Kokino are collectively referred to herein as the “Kokino Family Clients”).

5.    Reresentations and Warranties of the Company. The Company represents and warrants to Piton and each of the other Stockholders that:

5.1     Authority; Validity. The Company has all requisite capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company. If this Agreement is being executed in a representative or fiduciary capacity with respect to the Company, the person signing this Agreement has full power and authority to enter into and perform this Agreement.

5.2     Non-Contravention. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (a) require the Company to obtain the consent or approval of any governmental entity, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on the Company or its properties and assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to the Company or pursuant to which any of its assets are bound, or (d) violate any other material agreement to which the Company or any of its subsidiaries is a party.

6.      Effectiveness; Termination; Survival.

6.1     Effectiveness. This Agreement shall become effective upon its execution by each of the Stockholders and the Company.

6.2     Termination. This Agreement, and the obligations of Piton and the other Stockholders hereunder, including, without limitation, Piton’s and the other Stockholders’ obligations under Section 2 and Section 3 shall terminate: (i) at any time by written consent of Piton and the other Stockholders and the Company, (ii) automatically upon the termination of the Plan whether by the Board or upon its own terms, unless a substitute or successor tax benefit preservation or other stockholder rights plan is implemented, in which case this Agreement shall not terminate, (iii) automatically upon the delivery to the Company of a certification executed by an authorized officer of Piton and of each of the other Stockholders (which certification may be provided by an authorized officer of Piton’s trading manager, Kokino LLC), certifying that Piton and the other Stockholders (together with their respective Affiliates and Associates) collectively Beneficially Own less than 4.9% of the then-outstanding shares of Common Stock; and (iv) automatically if Kokino or its successor (if any) ceases to be a Family Office for the Kokino Family Clients. The Plan Exemption granted by the Board shall continue for only so long as Piton and the other Stockholders are in compliance with the terms of this Agreement. If Piton or any of the other Stockholders violate any provision herein, then the Board shall have the right, in its sole discretion, to revoke the Plan Exemption, upon which Piton and the other Stockholders shall be an Acquiring Person as defined in and for purposes of the Plan if Piton or any other Stockholder otherwise meets the requirements to be deemed an Acquiring Person at such time.

6.3     Survival. Section 8, Section 9 and Section 10 shall survive the termination of this Agreement for any reason.

7.    Additional Shares; Additional Stockholders. Piton and the other Stockholders agree that any Shares acquired on or after the Effective Date and before the termination of this Agreement pursuant to Section 6 shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the Effective Date. If, during the period commencing on the Effective Date and continuing until this Agreement terminates pursuant to Section 6, any Affiliate or Associate of Piton or of any other Stockholder who is not already a holder of Shares as of the Effective Date acquires Shares, then Piton or the Stockholder of which the person is an Affiliate or Associate shall cause the person to become a party to this Agreement by executing and delivering a counterpart signature page hereto and agree to be bound by and subject to the terms and conditions of this Agreement as a Stockholder.

8.    Additional Agreements. In the event that this Agreement is terminated in accordance with Section 6.2 and Piton or any other Stockholder or any of their respective Affiliates or Associates (whether collectively or individually) are again deemed to Beneficially Own 4.9% or more of the outstanding shares of Common Stock, then, should the Board again exercise its discretionary authority under the Plan to grant Piton or any other Stockholder another Plan Exemption (which the Board is not obligated to grant), Piton and the other Stockholders (to the extent they Beneficially Own Shares at that time) agree (and agree to compel their respective Affiliates and Associates, as applicable) to enter into an exemption agreement with the Company on substantially the same terms as set forth herein. In addition, to the extent that the Plan is terminated (whether by the Board or upon its own terms) and replaced by a new tax benefit preservation or stockholder rights plan, then, at the request of the Company, Piton and the other Stockholders agree (and agree to compel their respective Affiliates and Associates, as applicable) to enter into a new exemption agreement on substantially the same terms as this Agreement should the Board again exercise its discretionary authority under the Plan to grant Piton or any other Stockholder another Plan Exemption (which the Board is not obligated to grant).

9.    Further Assurances. Subject to the terms of this Agreement, from time to time, Piton and the other Stockholders shall execute and deliver such additional documents and use commercially reasonable efforts to take, or cause to be taken, all such further actions, and to do or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

10.    Miscellaneous.

10.1     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.2     Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other parties.

10.3     Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

10.4     Specific Performance; Injunctive Relief. The parties hereto acknowledge that the parties may be irreparably harmed and that there may be no adequate remedy at law for a violation of any of the covenants or agreements of the other parties set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available upon any such violation, each party shall have the right to seek enforcement of such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity.

10.5     Attorney’s Fees. If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall be entitled to recover, in addition to any other remedy granted to such party therein, all such party’s costs and attorneys’ fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

10.6     Notices. Unless otherwise specified herein, all notices or other communications required or permitted hereunder shall be in writing and shall be deemed effectively given, (i) on the date received, if personally delivered or sent by facsimile or e-mail during normal business hours, (ii) on the business day after being received if sent by facsimile or e-mail other than during normal business hours, (iii) one (1) business day after being sent by Federal Express, UPS or other comparably reputable delivery service, or (iv) five (5) business days after being sent by registered or certified mail. All communications shall be sent to the address as set forth on the signature pages hereof or at such other address for a party as shall be specified by like notice.

10.7     Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the United States of America located in the State of Delaware (or, if such courts lack jurisdiction, the appropriate Delaware state courts) for any actions, suits or proceedings arising out of or relating to this Agreement (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. certified mail shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the courts of the United States of America located in the State of Delaware (or, if such courts lack jurisdiction, the appropriate Delaware state courts) and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.8     Entire Agreement. This Agreement and the Proxy granted hereunder constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

10.9     Counterparts. This Agreement may be executed in counterparts and may be delivered by e-mail, each of which counterparts shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10    Captions. The captions to sections of this Agreement have been inserted only for identification and reference purposes and shall not be used to construe or interpret this Agreement.

 [Remainder of Page Intentionally Left Blank; Signature Pages and Exhibits Follow]

In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the Effective Date.

AutoWeb, Inc.

By: /s/Glenn E. Fuller
 Glenn E. Fuller, Executive Vice President,
       Chief Legal and Administrative Officer
       and Secretary

Notice Address:
AutoWeb, Inc.
18872 MacArthur Blvd.
Suite 200
Irvine, California 92612
Email Address: GlennF@autobytel.com
Facsimile No.: 949.862.1323
Attn: Chief Legal Officer

Stockholders

Piton Capital Partners LLC

By: Piton Capital Management LLC, its managing member

By: Kokino LLC, its managing member

By: /s/ Stephen A. Ives_____________
       Stephen A. Ives
       Vice President

Notice Address for Stockholders

Piton Capital Partners LLC c/o Kokino LLC 201 Tresser Boulevard, 3rd Floor Stamford, CT 06901 Attention: Garrett Lynam Email Address: glynam@kokino.com

EXHIBIT A

BENEFICIAL OWNERSHIP SCHEDULE

Stockholder	Beneficial Ownership of Common Stock
Piton Capital Partners	625,000

Exhibit B

  IRREVOCABLE PROXY

The undersigned stockholders (“Stockholders”) of AutoWeb, Inc., a Delaware corporation (“Company”), hereby irrevocably appoint and constitute Jeffrey H. Coats, Kimberly Boren and Glenn E. Fuller for as long as they are officers and/or employees of the Company (collectively, the “Proxyholders”), and each of them individually, the agents, attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to all Excess Shares (as defined in that certain Tax Benefit Preservation Plan Exemption Agreement dated as of November 15, 2017 (“Exemption Agreement”)) beneficially owned by the Stockholders (including any Excess Shares acquired by any Stockholder on or after the date hereof and before the date this proxy terminates) to vote the Excess Shares as follows: the Proxyholders named above, or each of them individually, are empowered at any time before termination of this proxy to exercise all voting rights of the undersigned at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company, and in any action by written consent of the stockholders of the Company, with respect to the Excess Shares in accordance with the recommendations of or instructions provided by the Board.

The proxy granted by the Stockholders to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of the Stockholders set forth in Section 2.1 of the Exemption Agreement and is irrevocable in accordance with subdivision (e) of Section 212 of the Delaware General Corporation Law.

This proxy will automatically terminate upon the termination of the Exemption Agreement in accordance with its terms. Additionally, this proxy will automatically terminate with respect to a Proxyholder if he or she ceases to be an officer and/or employee of the Company. This proxy may not be transferred by any Proxyholder or assumed by any person without the express prior written consent of the undersigned. The Stockholders acknowledge that the foregoing provisions of this paragraph shall not preclude or require the Stockholders’ consent for the substitution or resubstitution of a new Proxyholder who is also an officer and/or employee of the Company.

Except as contemplated or permitted by the Agreement, upon the execution hereof, all prior proxies given by the undersigned with respect to the Excess Shares are hereby revoked and no subsequent proxies regarding the Excess Shares will be given until such time as this proxy shall be terminated in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This proxy is irrevocable (to the fullest extent permitted by law) and shall survive the insolvency, incapacity, death, liquidation or dissolution of the undersigned.

Dated: November 15, 2017

Piton Capital Partners LLC

By: Piton Capital Management LLC, its managing member

By: Kokino LLC, its managing member

By: ___________________
       Stephen A. Ives
       Vice President

Exhibit C

EXEMPTION REQUEST LETTER

SENT BY FAX, E-MAIL, FEDEX AND REGISTERED MAIL

September 27, 2017

Autobytel, Inc.
18872 MacArthur Boulevard
Irvine, CA 92612-1400
Attention: Secretary of Autobytel, Inc.

Ladies and Gentlemen,

Reference is made to that certain Tax Benefit Preservation Plan dated May 26, 2010 between Autobytel, Inc. (the "***Company***") and Computershare Trust Company, N.A., as amended on April 14, 2014 and May 26, 2017 (as may be amended further from time to time, the "***Plan***"). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Plan.

Piton Capital Partners LLC ("***Piton***") hereby submits an Exemption Request as a Requesting Person pursuant to Section 30 of the Plan. Below please find the information requested of Piton pursuant to Section 30 of the Plan:

- *Name and Address of Requesting Person*: Piton Capital Partners LLC, c/o Kokino LLC, 201 Tresser Boulevard, 3rd Floor, Stamford, CT 06901, Attention: Robert Averick.

- *Number and Percentage of Shares of Common Stock then Beneficially Owned by the Requesting Person, together with all Affiliates and Associates of the Requesting Person*: As of the date hereof, Piton (together will all of its Affiliates and Associates) Beneficially Owns 435,000 shares (the "***Current Holdings***") of the Company's Common Stock ("***Shares***"), which amount excludes a pending order which, if consummated, would reduce the Current Holdings by up to 15,000 Shares. Additionally, Piton has written short put options which provide Piton's counterparties with the right to "put" (i.e., sell) Shares to Piton up to and including October 20, 2017 (the "***Short Put Options***"). If exercised, the Short Put Options could cause Piton to Beneficially Own up to 635,000 Shares in aggregate.

- *A Reasonably Detailed Description of the Transaction or Transactions by which the Requesting Person would Propose to Acquire Beneficial Ownership of Common Stock, such that the Requesting Person would Otherwise become an Acquiring Person*: Piton proposes to acquire Beneficial Ownership of Shares from time to time up to the Threshold (defined below), including through (i) open-market purchases of Shares and/or (ii) counterparties' exercise of all or some of the Short Put Options.

- *Maximum Number and Percentage of Shares of Common Stock that the Requesting Person Proposes to Acquire*: Piton proposes that it may acquire Beneficial Ownership of up to 7.5% of the outstanding Shares at any point in time (the "***Threshold***").

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Pursuant to Section 30 of the Plan, this Exemption Request is being submitted on a confidential basis and, except to the extent required by applicable law, we understand the Company shall maintain the confidentiality of such Exemption Request and the Board's determination with respect thereto.

Please contact Kokino LLC's General Counsel and Chief Compliance Officer (Garrett Lynam) at glynam@kokino.com or 203-595-4552 if you have any questions or if you require any further information.

Sincerely,

PITON CAPITAL PARTNERS LLC

By: Piton Capital Management LLC, its managing member

By: Kokino LLC, its managing member

By: ______________________
Name: Douglas T. Kline
Title: COO

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